EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
	2008	2009	2010	2011	2012	2012	2013

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$90,596	$103,478	$34,122	$113,505	$187,056	$116,952	$63,758
Fixed charges	112,147	107,260	137,635	293,364	363,119	269,553	337,504
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(7,113)	(4,698)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	8,783	3,779
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	2,241	4,462
Earnings	$188,819	$181,808	$164,553	$412,504	$554,208	$390,416	$404,805

Fixed charges:
Interest expense(1)	$98,349	$77,988	$130,788	$294,105	$364,737	$271,223	$336,585
Capitalized interest	25,029	41,170	20,792	13,164	9,777	7,113	4,698
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(8,783)	(3,779)
Fixed charges	$112,147	$107,260	$137,635	$293,364	$363,119	$269,553	$337,504

Consolidated ratio of earnings to fixed charges	1.68	1.70	1.20	1.41	1.53	1.45	1.20

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$90,596	$103,478	$34,122	$113,505	$187,056	$116,952	$63,758
Fixed charges	112,147	107,260	137,635	293,364	363,119	269,553	337,504
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(7,113)	(4,698)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	8,783	3,779
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	2,241	4,462
Earnings	$188,819	$181,808	$164,553	$412,504	$554,208	$390,416	$404,805

Fixed charges:
Interest expense(1)	$98,349	$77,988	$130,788	$294,105	$364,737	$271,223	$336,585
Capitalized interest	25,029	41,170	20,792	13,164	9,777	7,113	4,698
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(8,783)	(3,779)
Fixed charges	112,147	107,260	137,635	293,364	363,119	269,553	337,504
Preferred stock dividends	23,201	22,079	21,645	60,502	69,129	52,527	49,805
Combined fixed charges and preferred stock dividends	$135,348	$129,339	$159,280	$353,866	$432,248	$322,080	$387,309

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.40	1.41	1.03	1.17	1.28	1.21	1.05

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at September 30, 2013 to discontinued operations.